LAW OFFICES OF JONATHAN D. STRUM

5638 Utah Avenue, NW – Washington DC 20015

Telephone: (202) 362-9027 – Facsimile: (202) 362-9037

Email: jdstrum@jdstrumlaw.com

September 6, 2012

VIA ELECTRONIC TRANSMISSION

Board of Directors:

Duane Street Corp

616 Corporate Way, Suite 2-4059

Valley Cottage, NY 10989

Email: office@duanestreet.org

RE:     Duane Street Corp.; Form S-1 Registration Statement

Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("Act"), filed by Duane Street Corp., a Delaware corporation ("Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the 1,200,000 shares sought to be sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/
Jonathan D. Strum